                                                                      Exhibit 99

                                [L3 Letterhead]

Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111
                                                           For Immediate Release
Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano
           Media: Evan Goetz
           212-850-5600


             L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS
        -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      20.0%, 19.6% AND 19.4%, RESPECTIVELY

NEW YORK, NY, October 22, 2003 - L-3 Communications (NYSE: LLL) today announced results for the 2003 third quarter, reflecting strong growth in sales, operating income and diluted earnings per share compared to the 2002 third quarter.

For the 2003 third quarter, consolidated sales increased $211.0 million, or 20.0%, to $1,264.6 million from consolidated sales of $1,053.6 million for the 2002 third quarter. Organic(1) sales growth for the company's defense businesses was 14.9%, or $130.3 million, driven by continued strong demand for secure communications and intelligence, surveillance and reconnaissance (ISR) systems and products, aircraft modernization, training, government services, and precision warfare products, as well as increased shipments of naval power equipment. Organic sales growth for the company's commercial businesses was a negative 5.5%, or $(6.4) million, due to the continued weakness in the aviation and communications markets. Sales of explosive detection systems (EDS) declined $57 million (discussed below). The increase in consolidated sales from acquisitions was $144.1 million. For the 2003 third quarter, consolidated organic sales growth was 6.3%, including the declines in commercial and EDS businesses.

Operating income for the 2003 third quarter increased 19.6% to $152.4 million from $127.4 million for the 2002 third quarter. Operating income as a percentage of sales (operating margin) was 12.0% for the 2003 third quarter compared to 12.1% for the 2002 third quarter. Operating income for the 2003 third quarter included a $4 million gain for the settlement of a claim, which was largely offset by bad debt and inventory provisions for a commercial communications business. The changes in the operating margins for the company's segments are discussed below.

For the 2003 third quarter the company generated net cash from operating activities of $118.8 million and free cash flow(2) of $103.1 million.

Net income for the 2003 third quarter increased 23.1% to $76.1 million compared to net income of $61.8 million for the 2002 third quarter. Diluted earnings per share (EPS) increased 19.4% to $0.74, compared to $0.62 for the 2002 third quarter.

For the 2003 third quarter, the company received funded orders of $1,380.8 million, an increase of 18.4% or $214.1 million over funded orders of $1,166.7 million for the 2002 third quarter. The increase in orders from acquisitions was $133.3 million. Organic orders growth for the company's defense businesses was 29.4% or $245.5 million. Organic commercial orders declined $40.5 million. Orders for EDS declined

------------------------
Notes:
(1) Organic growth is defined as the current period vs. prior period increase (decrease) in sales or orders excluding the increase from acquired businesses.
(2) See discussions and calculations of free cash flow on the financial tables attached to this press release.



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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                PAGE 2

$124.2 million to $70.4 million for the 2003 third quarter from $194.6 million for the 2002 third quarter (discussed below under Specialized Products). At September 30, 2003, funded backlog was $3,701.3 million, an increase of 14.6% over funded backlog of $3,228.6 million at December 31, 2002.

"L-3 had an excellent third quarter," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "Strong performers for the quarter were ISR, data links, secure communications, training and engineering support services, precision warfare products and aircraft modernization."

"These assets and support services are all areas of focus for the Department of Defense (DoD) and continue to be enablers in efforts in Afghanistan and Iraq," continued Mr. Lanza. "This emphasis on ISR, secure communications, training, government services, precision warfare and platform upgrades is fueling growth in our defense businesses. Our defense businesses had very strong organic growth, with orders up 29.4% and sales up 14.9%."

"We also won two significant competitions recently," said Mr. Lanza, "including L-3's membership as part of a joint-venture team to provide contractor logistics support at Fort Rucker, and trainers for the Army aviation base under a ten-year contract, including options. In addition, we won ID/IQ (indefinite delivery/indefinite quantity) contracts to provide Air Force base security systems and tri-band satellite communications systems for the Army's Block 1 Phoenix program. These are indicators that L-3 continues to increase its participation in very key DoD programs."

Mr. Lanza also said that the commercial airline industry is still weak and is not expected to begin to recover until 2005 and this continues to have a negative impact on L-3's commercial aviation products.

YEAR TO DATE RESULTS

For the 2003 nine-month period, consolidated sales increased $874.9 million, or 32.3%, to $3,580.5 million from consolidated sales of $2,705.6 million for the 2002 nine-month period. Organic sales growth for the company's defense businesses was 12.3%, or $288.4 million. Organic sales growth for the company's commercial businesses was negative 9.0% or $(25.9) million. Sales of EDS declined $37.4 million. The increase in consolidated sales from acquisitions was $649.8 million. The trends affecting consolidated sales for the 2003 nine-month period were similar to those affecting the 2003 third quarter, except that the decline in sales of EDS was greater in the 2003 third quarter. For the 2003 nine-month period, consolidated organic sales growth was 8.3%.

Operating income for the 2003 nine-month period increased 31.6% to $390.0 million from $296.4 million for the 2002 nine-month period. Operating margin was 10.9% for the 2003 nine-month period, compared to 11.0% for the 2002 nine-month period.

Net income for the 2003 nine-month period increased to $179.2 million, compared to $98.3 million for the 2002 nine-month period. Diluted EPS was $1.77 for the 2003 nine-month period, compared to $1.12 for the 2002 nine-month period. Net income for the 2003 nine-month period includes an after-tax charge of $7.2 million, or $0.07 per diluted share, for the early retirement of the company's $180 million 8 1/2% senior subordinated notes. Net income for the 2002 nine-month period includes an after-tax charge of $9.9 million, or $0.11 per diluted share, for the early retirement of the company's $225 million 10 3/8% senior subordinated notes and an after-tax charge of $24.4 million, or $0.25 per diluted share, for the cumulative effect of a change in accounting principle for goodwill impairment recorded effective January 1, 2002, in connection with the adoption of Statement of Financial Accounting Standards No. 142, Accounting for Goodwill and Other Intangible Assets. Excluding the debt retirement charges from both the 2003 nine-month period and the 2002 nine-month period as well as the cumulative effect of an accounting change from the 2002 nine-month period, diluted earnings per share increased 24.3% to $1.84 from $1.48.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                 PAGE 3

For the 2003 nine-month period, diluted shares outstanding increased 11.4% to
105.8 million from 95.0 million for the 2002 nine-month period, principally because of the company's public offering of 14.0 million shares of common stock on June 28, 2002.

For the 2003 nine-month period, the company received funded orders of $3,998.5 million, an increase of 32.1% over funded orders of $3,027.2 million for the 2002 nine-month period. The increase in orders from acquisitions was $690.8 million. Organic orders growth for the company's defense businesses was 25.2% or $592.9 million. Organic commercial orders declined $45.5 million. Orders for EDS declined by $266.9 million to $91.1 million from $358 million for the 2002 nine-month period (discussed below under Specialized Products).

Net cash from operating activities for the 2003 nine-month period increased $62.7 million to $327.1 million from $264.4 million for the 2002 nine-month period. Free cash flow for the 2003 nine-month period increased $47.4 million to $274.2 million, compared to free cash flow of $226.8 million for the 2002 nine-month period. The 2002 nine-month net cash from operating activities and free cash flow included collections in September 2002 of customer advance payments of $77.1 million for a contract for EDS with the U.S. Transportation Security Administration (TSA), which were fully liquidated in the 2002 fourth quarter.

At September 30, 2003, the company had $377.3 million in cash, an increase of $242.4 million from $134.9 million at December 31, 2002. Total debt was $2,066.2 million at September 30, 2003 compared to $1,847.8 million at December 31, 2002. Total debt as a percentage of book capitalization (total debt plus minority interest plus shareholders' equity) increased slightly to 45.1% at September 30, 2003 from 44.8% at December 31, 2002. Additionally, shareholders' equity increased to $2,443.7 million at September 30, 2003, an increase of $241.5 million from $2,202.2 million at December 31, 2002. Available borrowings under the company's revolving credit facilities were $671.8 million at September 30, 2003.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) third quarter 2003 sales increased $52.4 million to $375.6 million from $323.2 million for the 2002 third quarter. The increase in sales from the ComCept and Aeromet acquired businesses was $11.7 million. Organic sales growth was $40.7 million, or 12.6%. Continued strong demand from the DoD and other U.S. Government agencies for the company's secure communications and ISR systems and products increased sales and was partially offset by a decline in sales of $4.9 million for the PrimeWave Communications business. SC&ISR generated operating income of $45.1 million for the 2003 third quarter compared with $30.5 million for the 2002 third quarter. Operating margin increased to 12.0% for the 2003 third quarter, from 9.4% for the 2002 third quarter, primarily because of higher sales volume for defense systems and cost improvements. Operating income for the 2003 third quarter also included a loss of $3.9 million for bad debt and inventory provisions for the PrimeWave Communications business.

Orders for the SC&ISR segment were $398.0 million during the 2003 third quarter and included:

o Continued strong funding from the U.S. Air Force for airborne systems for Predator, Global Hawk LRIP 2 and 3 and U-2 support, as well as additional U.S. Army bookings for Tri-Band Tactical SHF Satellite Terminals (TSST) for the Phoenix program.

o Additional orders for Secure Terminal Equipment (STE) from the DoD and other U.S. Government agencies, as priority expenditures support transitions away from legacy solutions. Additional funding was received to support the evolution of STE Voice-Over-IP development for next generation networks. In this family of products, additional orders were received from NASA, FRB and Lockheed Martin for Secure Voice Conference Services (SVCS).

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                PAGE 4

o An award from the U.S. Air Force for the company's OMNI product. This order demonstrates the Air Force's commitment to deploying Narrow Band Terminals as a compliment to their STE procurements.

o An additional award from the U.S. Coast Guard for Deepwater, which continues to solidify the company's role as the communications systems integrator.

o Funding for REMBASS for Unattended Ground Sensor (UGS) to support ongoing efforts in Iraq and Afghanistan.

o A contract for Combat Sent engineering, procurement and fabrication of component parts/electronic systems to bring the Combat Sent 2 aircraft to the Baseline 3 configuration.

o Funding for follow-on options from the Missile Defense Agency for the extension of the Airborne Infrared Surveillance (AIRS) program. This contract continues L-3's work to assess the developmental path and integrate the company's Heimdall-IR(TM) surveillance system on High-Altitude, Long-Endurance (HALE) platforms, such as manned aircraft and UAVs.

o An award for COBRA Ball II to provide engineering, procurement and fabrication to allow modification of the COBRA Ball II aircraft.

For the 2003 nine-month period, sales for SC&ISR were $1,055.9 million, up 38.4%, compared to $763.2 million for the 2002 nine-month period. The increase in sales from the Integrated Systems, ComCept and Aeromet acquired businesses was $128.9 million. Organic sales growth was $163.8 million, or 21.5%. SC&ISR generated operating income of $120.0 million for the 2003 nine-month period, compared to $76.6 million for the 2002 nine-month period. Operating margin increased to 11.4% from 10.0%. The trends affecting SC&ISR's results for the 2003 nine-month period were similar to those for the 2003 third quarter.

TRAINING, SIMULATION AND SUPPORT SERVICES

Training, Simulation and Support Services (TS&SS) sales for the 2003 third quarter increased $46.4 million to $245.0 million from $198.6 million for the 2002 third quarter. The Telos, TMA and Ship Analytics acquired businesses provided $15.9 million of the increase in sales. Organic sales growth was $30.5 million, or 15.4%, driven by training and government services, including communications software support and engineering support. Operating income was $25.7 million for the 2003 third quarter, compared to $26.5 million for the 2002 third quarter. Operating margin decreased to 10.5% from 13.3% due to higher sales from cost-reimbursable type and time & material type contracts, which generally are less profitable than fixed-priced type contracts, and lower margins from acquired businesses.

Orders for the TS&SS segment were $264.9 million during the 2003 third quarter and included:

o The selection as one of four contractors for the Integrated Base Defense Security Systems (IBDSS) ID/IQ contract for the U.S. Air Force. The IBDSS program provides vital security for critical assets (fixed, temporary or mobile) by integrating electronic detection, alarm assessment, access control, communications, command and control and display capabilities to allow for an effective response.

o Follow-on funding for F-16 aircrew training devices to modify F-16 simulators under the existing ten year F-16 ATD contract.

o Funding from the U. S. Defense Intelligence Agency (DIA) to provide recruiting and personnel support, interpreter/translators, quality control supervisors, intelligence analysts, report writers, collection management support and deployment management support.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                 PAGE 5

o An award to provide Army Force Management School and related education, training and staff augmentation support to the U.S. Army.

o    Initial funding under the New Iraqi Army Training (NIAT) Program.

o An award to support the Department of the Army at the Pentagon providing force development and management support.

o Various awards for NUMAS (NORAD and U.S. Space Command Mission Architecture Support) in supporting NORTHCOM in such areas as cruise missile defense and strategic intelligence support to special operations units developing strategic communications links around the world.

For the 2003 nine-month period, sales for TS&SS were $727.2 million, up 23.1% compared to $590.6 million for the 2002 nine-month period. The increase in sales from acquired businesses was $79.8 million. Organic sales growth was $56.8 million, or 9.6%. TS&SS generated operating income of $83.4 million for the 2003 nine-month period, compared to $70.3 million for the 2002 nine-month period. Operating margin decreased to 11.5% from 11.9%. The trends affecting TS&SS's results for the 2003 nine-month period were similar to those for the 2003 third quarter.

AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

Aviation Products and Aircraft Modernization (AP&AM) 2003 third quarter sales increased $63.4 million to $256.4 million from $193.0 million in the 2002 third quarter. The increase in sales from the Avionics Systems acquired business was $32.2 million. Organic sales growth was $31.2 million, or 16.2%. Higher aircraft modernization and modification sales driven by DoD demand were partially offset by volume declines for commercial aviation products businesses of $2.9 million, caused by the continued weakness in the commercial aviation markets. AP&AM generated operating income of $38.2 million for the 2003 third quarter, compared with $33.8 million for the 2002 third quarter. Operating margin declined to 14.9% from 17.5%, primarily because of volume growth on cost-reimbursable type contracts for aircraft modification, which generally earn lower margins than fixed-price contracts and volume declines for commercial aviation products, which have higher margins than aircraft modification sales.

Orders for the AP&AM segment were $272.7 million during the 2003 third quarter and included:

o Notification that the company's joint venture "Army Fleet Support" was awarded a ten-year contract to provide contractor logistics support for U.S. Army aircraft training at Fort Rucker, Alabama.

o    A contract for (TEDAC) displays on the Apache helicopter.

o Funding from Lockheed Martin to provide cockpit display systems for C-130J and KC-130J aircraft.

o A follow-on award from the Canadian government's Department of National Defense for the support of its C-130 fleet.

o An award for P-3 Enhanced Special Structural Inspections (ESSI) to refurbish and maintain U.S. Navy P-3 aircraft as part of the ESSI.

o    Continued strong orders performance for the U.S. Special Operations Forces
     - Support Activity (SOF-SA) to provide bare base sets and command and control modules.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                 PAGE 6

For the 2003 nine-month period, sales for AP&AM were $662.5 million, up 32.7% compared to $499.4 million for the 2002 nine-month period. The increase in sales from acquired businesses was $97.6 million. Organic sales growth was $65.5 million, or 13.1%. Operating income was $92.7 million for the 2003 nine-month period, compared to $83.5 million for the 2002 nine-month period. Operating margin declined to 14.0% from 16.7%. The trends affecting AP&AM's results for the 2003 nine-month period were similar to those for the 2003 third quarter.

SPECIALIZED PRODUCTS

Specialized Products' sales for the 2003 third quarter increased $48.8 million to $387.6 million from $338.8 million in the 2002 third quarter. The Ruggedized Command and Control, Electron Devices, Wolf Coach Inc., International Microwave Corporation, Westwood Corporation and Wescam Inc. acquired businesses provided $84.3 million of the increase in sales. Volume declined $57.0 million for EDS (discussed below). Excluding the EDS business, organic sales growth was $21.5 million or 7.8%. Volume increased for fuzes, guidance products and Flyaway Triband Satellite Terminals (FTSATs) because of higher demand from the DoD. Additionally, sales of naval power equipment increased due to higher shipments arising from the resolution of the production and quality control issues at the SPD Electrical Systems business. Volume declined for training devices and acoustic undersea warfare products due to timing items, with sales on recently received orders expected to begin in the fourth quarter of 2003 and continue through 2004, as well as certain contracts approaching their scheduled completion during the current period. Volume for microwave components declined due to continued weakness in the commercial communications markets. Operating income was $43.4 million for the 2003 third quarter, compared with $36.6 million for the 2002 third quarter. Operating margin improved to 11.2% from 10.8% primarily because of a gain of $4.0 million for the settlement of a claim. Additionally, margin improved because of sales increases for naval power equipment and FTSATs, cost reductions on microwave products, as well as higher margins for certain acquired businesses.

Sales of EDS declined $57.0 million to $5.1 million for the 2003 third quarter from $62.1 million for the 2002 third quarter, primarily because the initial installation of EDS at major U.S. airports by the TSA was completed by the end of 2002, which reduced the TSA's procurement for new systems. Additionally, the TSA fiscal 2003 procurement order was received later in the 2003 third quarter than expected and caused shipments to slip into the 2003 fourth quarter. We expect the decline in sales of EDS for the 2003 fourth quarter compared to the 2002 fourth quarter to be greater than it was for the 2003 third quarter because approximately $256 million of the total 2002 sales for EDS of $339 million occurred in the 2002 fourth quarter.

Orders for the Specialized Products segment were $445.2 million during the 2003 third quarter and included:

o Notification of an award for the development and support of the U.S. Army's Flight School XXI program. The contract includes the development, manufacture, testing and installation of all the Flight School XXI suites of Advanced Aircraft Virtual Simulators (AAVs) and Reconfigurable Training Devices, as well as related services for their operating, maintenance and sustainment.

o Funding for Block II F/A-18 E/F simulators for the U.S. Navy. L-3 expects to modify previously delivered simulators to the F/A-18E/F configurations and provide a new simulator to support pilot readiness training.

o Additional funding from Boeing for F/A-22 simulator production to support U.S. Air Force operational fielding of the F/A-22 aircraft.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                 PAGE 7

 o A contract for the company's Randtron Antenna Systems to provide the next generation Airborne Early Warning (AEW) radar antenna for the U.S. Navy E-2C Hawkeye surveillance aircraft.

o An award to develop, produce and qualify an improved Tactical Munitions Dispenser (TMD) fuze, replacing the device currently in production for the U.S. Air Force.

o An award for two shipsets of Engineering Control System Equipment (ECSE) enclosures for the U.S. Navy's CG-47 Ticonderoga class guided missile cruisers.

o An additional award to provide F/A-22 Raptor full mission trainers, weapon tactics trainers and gyro procedure trainers.

o Continued production funding for the U.S. Army's Aviation Combined Arms Tactical Trainer (AVCATT).

o Additional funding for 43 eXaminer 6000(TM) Explosive Detection Systems from the TSA.

For the 2003 nine-month period, sales for Specialized Products were $1,134.9 million, up 33.1% compared to $852.4 million for the 2002 nine-month period. The increase in sales from acquired businesses was $343.5 million. Organic sales growth was negative 7.2%, or $(61.0) million, including the decline of $37.4 million for EDS. Volume for fuzes and guidance products declined due to the timing of sales on recent orders and the relocation of the Space & Navigation Systems business to a new facility during the 2003 second quarter which lowered production volumes. Specialized Products generated operating income of $93.9 million for the 2003 nine-month period, compared to $66.0 million for the 2002 nine-month period. Operating margin increased to 8.3% from 7.7%, primarily because of a gain on the settlement of a claim during the 2003 third quarter.

GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2003 third quarter, sales from the company's government businesses (which include the defense businesses and the EDS business) increased $174.3 million, or 18.6%, to $1,111.2 million from $936.9 million for the 2002 third quarter. The increase in sales from acquisitions was $101.0 million. Organic sales growth for the company's government businesses was $73.3 million, or 7.8%, primarily because of the growth in the defense businesses which were partially offset by the decline in sales of EDS of $57 million. Operating income from the company's government businesses for the 2003 third quarter increased $27.2 million to $148.2 million from $121.0 million for the 2002 third quarter. Operating margin increased to 13.3% from 12.9%, primarily because of the increasing sales.

Sales from the company's commercial businesses increased $36.7 million, or 31.4%, to $153.4 million, compared to $116.7 million for the 2002 third quarter. The increase in sales from acquisitions was $43.1 million. Organic sales growth for the company's commercial businesses was negative 5.5%, or $(6.4) million primarily because of lower volumes for commercial aviation products and commercial communication products. Operating income from the company's commercial businesses for the 2003 third quarter decreased $2.2 million to $4.2 million, compared to operating income of $6.4 million for the 2002 third quarter. Operating margin declined to 2.7% from 5.5%, primarily because of the losses from the PrimeWave business discussed above, which were partially offset by higher margins from the Avionics Systems acquired business.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                 PAGE 8

For the 2003 nine-month period, sales from the company's government businesses increased $737.8 million, or 30.5%, to $3,157.1 million from $2,419.3 million for the 2002 nine-month period. The increase in sales from acquisitions was $486.8 million. Organic sales growth was $251.0 million, or 10.4%, primarily because of higher sales from the defense businesses, partially offset by a decrease of $37.4 million in sales of EDS. Operating income from the company's government businesses for the 2003 nine-month period increased $84.1 million to $380.1 million from $296.0 million for the 2002 nine-month period. Operating margin declined to 12.0% from 12.2%, primarily because of lower margins from acquired businesses.

For the 2003 nine-month period, sales from the company's commercial businesses increased $137.1 million, or 47.9%, to $423.4 million from $286.3 million for the 2002 nine-month period. The increase in sales from acquisitions was $163.0 million. Organic sales growth was negative 9.0%, or $(25.9) million, primarily because of lower volumes for the company's commercial aviation products, commercial communication products and microwave components. Operating income from the company's commercial businesses for the 2003 nine-month period increased $9.5 million to $9.9 million, compared to operating income of $0.4 million for the 2002 nine-month period. Operating margin improved to 2.3% from 0.1%, primarily because of higher margins from the Avionics Systems acquired business.

ACQUISITIONS

On September 30, 2003, the company acquired all the outstanding stock of Klein Associates, Inc., a business unit of OYO Corporation of Japan for $30 million in cash. The purchase price was financed using cash on hand. Klein Associates designs, manufacturers and supports side-scan sonar, sub-bottom profilers and related instruments and accessories for undersea search and survey, including intrusion detection systems for port security applications.

In June 2003, the company entered into an agreement to acquire the Military Aviation Services business of Bombardier, Inc. for approximately $90 million in cash. Military Aviation Services provides a full range of technical services in the areas of aircraft maintenance, repair and upgrade for military aircraft, and the refurbishment and modernization of selected commercial aircraft. Its customers include the Canadian Armed Forces, the DoD, prime contractors, OEM's and foreign military organizations. The acquisition is subject to regulatory approval and is expected to be completed in October 2003. The purchase price will be financed using cash on hand.

OUTLOOK

"For the remainder of 2003, we see solid performance in our business areas, including ISR, secure communications, data links, services, training and simulation and aircraft modernization." said Mr. Lanza.

"For 2004, the investment account of the DoD budget provides excellent opportunities for L-3," continued Mr. Lanza. "ISR and increased joint forces interoperability will continue to receive emphasis as the DoD makes further progress on achieving a real-time, network-centric capability. Aircraft modernization is the strongest it has been in two decades and we expect the growth to continue, as the DoD places less reliance on ordering new platforms. Precision weaponry, combined with existing platforms proved formidable in battle and we expect that this will have continued growth."

Mr. Lanza noted that recently there has been a debate among analysts about the growth of the 2005 defense budget. "L-3 is not dependent on top-line DoD spending increases of 6% to 7% to achieve its growth targets in the future," said Mr. Lanza. "In fact, before the recent spiral, L-3 had built the company to achieve 20% growth in an environment of 2% to 3% DoD top-line growth by taking leadership positions among the priority areas in defense spending - defense electronics. We are well positioned to take advantage of defense funding and that should remain the case for the foreseeable future.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                  PAGE 9

Mr. Lanza said that he expects the Department of Homeland Security (DHS) spending priorities to become more focused in 2004, as the various agencies within the department complete their integration work. "We believe we have a significant set of homeland security solutions," continued Mr. Lanza, "including airport security, cargo security, port security, maritime security, intrusion detection, crisis management and bioterrorism and command and control vans for federal, state and local authorities. As spending increases to meet DHS priorities, L-3 is in a position to take a leadership role in these markets."

"There have been a number of defense firms that have begun to make acquisitions to supplement their core businesses," said Mr. Lanza. "This increase, however, has in no way limited the number of acquisitions available to L-3. Our strategy will remain the same as it has always been. We are looking for defense companies with number-one or number-two positions in their markets. There are many companies that fit this profile and we will be selective in choosing assets that supplement key growth areas for the company."

The company expects its total sales for the full year 2003 compared to 2002 to grow in excess of 22%, including organic sales growth of approximately 10%, excluding the EDS business and acquisitions. The company expects its sales of EDS for 2003 to decline by $229 million to approximately $110 million, from $339 million for 2002, with most of the decline occurring in the 2003 fourth quarter as discussed above under "Specialized Products". The company's original estimate of $175 million for 2003 sales of EDS has been reduced primarily because of changes in the fiscal 2003 spending priorities of the TSA. Operating income growth is expected to exceed 26% for 2003 compared to 2002, resulting in 2003 diluted earnings per share of between $2.67 and $2.70, including the loss of $0.07 per diluted share on the retirement of debt in June 2003 (or between $2.74 to $2.77 per diluted share before the debt retirement charge of $0.07). Additionally, given the company's strong cash flow performance for the first nine months of the year, the company is increasing its 2003 free cash flow estimate by $30 million from $315 million to $345 million, even after increasing pension contributions for 2003 to $55 million from the originally planned contributions for 2003 of $45 million. The company's free cash flow estimate for the full year 2003 is comprised of approximately $440 million of cash from operating activities, less approximately $95 million of capital expenditures, net of dispositions of property, plant and equipment.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Wednesday, October 22, 2003, at 11:00 a.m. ET. Listeners may access the conference call live over the Internet at the following location:

          http://www.firstcallevents.com/service/ajwz390516606gf12.html
          -------------------------------------------------------------

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 3241450), beginning approximately two hours after the call ends through October 29, 2003 at 11:59 p.m. ET.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.


                                    - more -

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2003 RESULTS                PAGE 10

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #


                           - FINANCIAL TABLES FOLLOW -

                                    - more -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                      ------------------------------------

                                                   THREE MONTHS ENDED          NINE MONTHS ENDED
                                                      SEPTEMBER 30,               SEPTEMBER 30,
                                                 -----------------------     -----------------------
                                                     2003        2002           2003         2002
                                                 -----------  ----------     ----------  -----------
Sales:

  Contracts, primarily U.S. Government             $ 1,111.2     $ 936.9      $ 3,157.1    $ 2,419.3
  Commercial, primarily products                       153.4       116.7          423.4        286.3
                                                  -----------  ----------     ----------  -----------
     Consolidated sales                              1,264.6     1,053.6        3,580.5      2,705.6
                                                  -----------  ----------     ----------  -----------

Costs and expenses:

  Contracts, primarily U.S. Government                 963.0       815.9        2,777.0      2,123.3
  Commercial, primarily products:
   Cost of sales                                        97.6        71.5          270.5        175.4
   Selling, general and administrative                  34.1        30.7          107.1         84.8
   Research and development expenses                    17.5         8.1           35.9         25.7
                                                  -----------  ----------     ----------  -----------
     Consolidated costs and expenses                 1,112.2       926.2        3,190.5      2,409.2
                                                  -----------  ----------     ----------  -----------

Operating income                                       152.4       127.4          390.0        296.4


Interest and other income                                0.8         1.6            2.0          2.5
Interest expense                                        32.4        31.2           98.2         88.9
Debt retirement charge                                     -           -           11.2         16.2
Minority interest expense                                1.9         2.3            2.6          5.1
                                                  -----------  ----------     ----------  -----------

Income before income taxes and cumulative
   effect of a change in accounting principle          118.9        95.5          280.0        188.7

Provision for income taxes                              42.8        33.7          100.8         66.0
                                                  -----------  ----------     ----------  -----------

Income before cumulative effect of a change
   in accounting principle                              76.1        61.8          179.2        122.7

Cumulative effect of a change in accounting
  principle, net of income taxes of $6.4                   -           -              -       (24.4)

                                                  -----------  ----------     ----------  -----------

Net income                                           $  76.1     $  61.8        $ 179.2      $  98.3
                                                  ===========  ==========     ==========  ===========

Earnings per share before cumulative
   effect of a change in accounting principle:
   -------------------------------------------

            Basic                                    $  0.79     $  0.66        $  1.87      $  1.45
                                                  ===========  ==========     ==========  ===========

            Diluted(a)                               $  0.74     $  0.62        $  1.77      $  1.37
                                                  ===========  ==========     ==========  ===========

Earnings per share:
-------------------

            Basic                                    $  0.79     $  0.66        $  1.87      $  1.16
                                                  ===========  ==========     ==========  ===========

            Diluted (a)                              $  0.74     $  0.62        $  1.77      $  1.12
                                                  ===========  ==========     ==========  ===========

Weighted average common shares outstanding:
-------------------------------------------

            Basic                                       96.4        94.2           95.7         84.4
                                                  ===========  ==========     ==========  ===========

            Diluted                                    106.6       104.5          105.8         95.0
                                                  ===========  ==========     ==========  ===========

----------------

(a) In order to calculate diluted earnings per share, the after-tax interest expense savings on the assumed conversion of the Convertible Notes must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to income before cumulative effect of a change in accounting principle and net income is $2.6 million for the three months ended September 30, 2003 and 2002 and $7.8 million for the nine months ended September 30, 2003 and 2002.

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
                             SELECTED FINANCIAL DATA
                             -----------------------
                                  (IN MILLIONS)
                                  -------------

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               SEPTEMBER 30,               SEPTEMBER 30,
                                                           -----------------------     ----------------------
                                                              2003        2002           2003        2002
                                                           -----------  ----------     ----------  ----------

Funded Orders                                             $ 1,380.8   $ 1,166.7      $ 3,998.5   $ 3,027.2

Reportable Segment Operating Data:
----------------------------------

Sales:
    Secure Communications & ISR                            $  375.6     $ 323.2       $1,055.9     $ 763.2
    Training, Simulation & Support Svs.                       245.0       198.6          727.2       590.6
    Aviation Pdts. & Aircraft Modernization                   256.4       193.0          662.5       499.4
    Specialized Products                                      387.6       338.8        1,134.9       852.4
                                                         -----------  ----------     ----------  ----------
                Consolidated                              $ 1,264.6   $ 1,053.6       $3,580.5   $ 2,705.6
                                                         ===========  ==========     ==========  ==========

Operating income:
    Secure Communications & ISR                             $  45.1     $  30.5        $ 120.0     $  76.6
    Training, Simulation & Support Svs.                        25.7        26.5           83.4        70.3
    Aviation Pdts. & Aircraft Modernization                    38.2        33.8           92.7        83.5
    Specialized Products                                       43.4        36.6           93.9        66.0
                                                         -----------  ----------     ----------  ----------
                Consolidated                               $  152.4     $ 127.4        $ 390.0     $ 296.4
                                                         ===========  ==========     ==========  ==========

Operating margin:
    Secure communications & ISR                               12.0%        9.4%          11.4%       10.0%
    Training, Simulation & Support Svs.                       10.5%       13.3%          11.5%       11.9%
    Aviation Pdts. & Aircraft Modernization                   14.9%       17.5%          14.0%       16.7%
    Specialized Products                                      11.2%       10.8%           8.3%        7.7%
                Consolidated                                  12.0%       12.1%          10.9%       11.0%

Depreciation and Amortization:
    Secure Communications & ISR                             $   7.6      $  5.6        $  21.3     $  16.2
    Training, Simulation & Support Svs.                         1.9         1.7            5.8         5.7
    Aviation Pdts. & Aircraft Modernization                     4.3         4.9           13.3        11.5
    Specialized Products                                        9.8         7.6           30.8        20.8
                                                         -----------  ----------     ----------  ----------
                Consolidated                                $  23.6     $  19.8        $  71.2     $  54.2
                                                         ===========  ==========     ==========  ==========

Reconciliations of GAAP to Non-GAAP measurements:
-------------------------------------------------

Net cash from operating activities                        $   118.8     $ 151.6        $ 327.1     $ 264.4
Capital expenditures, net of dispositions                     (15.7)      (13.8)         (52.9)      (37.6)
                                                         -----------  ----------     ----------  ----------
Free cash flow(b)                                           $ 103.1     $ 137.8        $ 274.2     $ 226.8
                                                         ===========  ==========     ==========  ==========



                                                                           SEPTEMBER 30,       DECEMBER 31,
                                                                                2003              2002
                                                                          -----------------   --------------
Period end data:
----------------
            Funded Backlog                                                    $ 3,701.3          $  3,228.6
            Cash & cash equivalents                                           $   377.3          $    134.9
            Total debt                                                        $ 2,066.2          $  1,847.8
            Minority interest                                                 $    74.3          $     73.2
            Shareholders' equity                                              $ 2,443.7          $  2,202.2

---------------------

(b) The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing and financing activities. Free cash flow is defined as cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.